EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OSG APPOINTS MATS BERGLUND TO LEAD ITS CRUDE TRANSPORTATION STRATEGIC BUSINESS UNIT

July 11, 2005 - New York - Overseas Shipholding Group, Inc. (NYSE: OSG) announced today the appointment of veteran shipping executive Mats Berglund as Senior Vice President to lead OSG's Crude Transportation Strategic Business Unit. In this newly created role, he will be responsible for OSG's VLCC, Aframax and Panamax tanker operations. Mr. Berglund will relocate to the United States and be based out of OSG's corporate headquarters in New York City, New York.

Morten Arntzen, President and CEO of OSG said "Mats' broad shipping experience, leadership, financial acumen, innovation and ability to develop strong customer, business and governmental relationships is exceptional." Mr. Arntzen continued, "The addition of Mats to our management team supports OSG's platform for continued growth."

Mats Berglund commented "I am very excited to join OSG, an industry leader with world class operations and financial strength. This is an exceptional point in time in the shipping industry and I am confident that my contributions to the already-strong management team will support the Company's continued success.

Since 2002, Mr. Berglund, 42, has been President (Vice President from 2000 to 2002) of Stena Rederi AB of Sweden, which supports and coordinates the shipping activities in Stena AB, one of the largest privately-held shipping companies in the world. From 1997 to 2000, he was President, and during 1995 to 1996 Vice President, of StenTex L.L.C., a unique joint venture between Texaco and Stena, where he developed a successful first class commercial tanker organization that more than doubled its business under his leadership. From 1991 to 1995, Mr. Berglund was Vice President and CFO of the publicly listed tanker company Concordia Maritime AB. Most recently, Mr. Berglund structured and led the successful initial public offering of Arlington Tankers and the listing of its common stock on the New York Stock Exchange, a transaction that has become a trend setter in the shipping industry.

Media Contact
Morten Arntzen
+1 212 953 4100

Investor Relations Contact
Jennifer Schlueter
+1 212 578 1634

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. is a market leader in global energy transportation services. The Company owns and operates an International Flag and U.S. Flag fleet that transports crude oil, petroleum products and dry bulk commodities throughout the world. The Company's modern tanker fleet is comprised of 95 vessels aggregating 12.4 million deadweight tons. Organized in 1969 and headquartered in New York City, New York, OSG also has offices in Athens, Newcastle, London, Manila and Singapore.

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